Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-202308

Issuer Free Writing Prospectus, dated September 6, 2017

EATON CORPORATION

Issuer Free Writing Prospectus

3.103% Notes due 2027

3.915% Notes due 2047

3.103% Notes due 2027

Issuer:	Eaton Corporation

Guarantors:	Eaton Corporation plc, Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Industries Unlimited Company, Cooper Lighting, LLC, Cooper Offshore Holdings S.à r.l., Cooper Power Systems, LLC, Cooper Wiring Devices, Inc., Eaton Aeroquip LLC, Eaton Aerospace LLC, Eaton Capital Unlimited Company, Eaton Controls (Luxembourg) S.à r.l., Eaton Electric Holdings, LLC, Eaton Hydraulics LLC, Eaton Leasing Corporation, Eaton Technologies (Luxembourg) S.à r.l., Eaton US Holdings, Inc., Turlock B.V., Wright Line Holding, Inc. and Wright Line LLC

Issue Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+

Trade Date:	September 6, 2017

Settlement Date:	September 15, 2017 (T+7)

Maturity Date:	September 15, 2027

Principal Amount:	$700,000,000

Interest Rate:	3.103%

Benchmark Treasury:	2.250% due August 15, 2027

Benchmark Treasury Price and Yield:	101-10; 2.103%

Spread to Benchmark Treasury:	100 bps

Yield to Maturity:	3.103%

Price to Public:	100.000%

Underwriting Discount:	0.650%

Net Proceeds (Before Expenses) to Issuer:	$695,450,000 (99.350%)

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning March 15, 2018.

Optional Redemption:	Treasury Rate plus 15 bps at any time prior to June 15, 2027 (three months prior to maturity); par call at any time on or after June 15, 2027.

Change of Control Triggering Event:	Issuer required to make an offer to repurchase at 101% if a Change of Control Triggering event occurs.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

KeyBanc Capital Markets Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

Loop Capital Markets LLC

CUSIP/ISIN:	278062AG9 / US278062AG90

3.915% Notes due 2047

Issuer:	Eaton Corporation

Guarantors:	Eaton Corporation plc, Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Industries Unlimited Company, Cooper Lighting, LLC, Cooper Offshore Holdings S.à r.l., Cooper Power Systems, LLC, Cooper Wiring Devices, Inc., Eaton Aeroquip LLC, Eaton Aerospace LLC, Eaton Capital Unlimited Company, Eaton Controls (Luxembourg) S.à r.l., Eaton Electric Holdings, LLC, Eaton Hydraulics LLC, Eaton Leasing Corporation, Eaton Technologies (Luxembourg) S.à r.l., Eaton US Holdings, Inc., Turlock B.V., Wright Line Holding, Inc. and Wright Line LLC

Issue Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+

Trade Date:	September 6, 2017

Settlement Date:	September 15, 2017 (T+7)

Maturity Date:	September 15, 2047

Principal Amount:	$300,000,000

Interest Rate:	3.915%

Benchmark Treasury:	3.000% due May 15, 2047

Benchmark Treasury Price and Yield:	105-25; 2.715%

Spread to Benchmark Treasury:	120 bps

Yield to Maturity:	3.915%

Price to Public:	100.000%

Underwriting Discount:	0.875%

Net Proceeds (Before Expenses) to Issuer:	$297,375,000 (99.125%)

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning March 15, 2018.

Optional Redemption:	Treasury Rate plus 20 bps at any time prior to March 15, 2047 (six months prior to maturity); par call at any time on or after March 15, 2047.

Change of Control Triggering Event:	Issuer required to make an offer to repurchase at 101% if a Change of Control Triggering event occurs.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Wells Fargo Securities, LLC

CUSIP/ISIN:	278062AF1 / US278062AF18

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

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